Exhibit 10.3

AMENDED AND RESTATED
MANAGEMENT CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Management Change of Control Severance Agreement (this "Agreement") is dated this 9th day of May, 2006 (the "Effective Date"), by and among Cabela's Incorporated, a Delaware corporation (the "Company"), and Joseph M. Friebe (the "Executive").

W I T N E S S E T H :

WHEREAS, the Executive is presently an officer of the Company and party to that certain Management Change of Control Severance Agreement with the Company dated June 16, 2004 (the “Original Agreement”);

WHEREAS, effective June 1, 2006, the Executive will assume the additional position of Chief Executive Officer of the Company’s wholly-owned bank subsidiary, World’s Foremost Bank (“WFB”);

WHEREAS, the Company desires to ensure the Executive's continued active participation in the business of the Company and WFB;

WHEREAS, in order to induce the Executive to remain in the employ of the Company and WFB and in consideration of the Executive's agreeing to remain in the employ of the Company and WFB, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Company or WFB is terminated under specified circumstances; and

WHEREAS, the Company and the Executive intend for this Agreement to amend and restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and upon the other terms and conditions provided in this Agreement, the parties to this Agreement agree as follows:

1.     Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)     Annual Compensation. The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the sum of (i) the base salary paid to the Executive by the Company or any subsidiary thereof during the calendar year in which the Date of Termination occurs (determined on an annualized basis) and (ii) the average of the incentive compensation award (i.e. including the portion paid to the Employee in cash and any portion deferred under the Company’s existing Deferred Compensation Plan or any future deferred compensation plan(s) adopted by the Company) granted to the Executive by the Company under the Cabela’s Incorporated Restated Bonus Plan (or any future cash bonus plan(s) adopted by the Company) in each of the two calendar years preceding the calendar year in which the Date of Termination occurs (determined on an annualized basis).

(b)     Board. “Board” shall mean the Board of Directors of the Company.

(c)     Cause. Termination of the Executive's employment for "Cause" shall mean termination because (i) the Executive is charged with a felony, (ii) in the reasonable determination of the Company, the Executive has committed an act of fraud, embezzlement or theft relating to the Company or WFB, (iii) in the reasonable determination of the Company, the Executive has committed gross negligence in the course of his employment with the Company or WFB that is materially detrimental to the business of the Company or WFB, (iv) the Executive fails to fulfill his duties as an employee of the Company or WFB, including inattention to or neglect of his duties and shall not have remedied such failure within thirty (30) days after receiving written notice from the Company or WFB specifying the details thereof, or (v) of a third occurrence of the same action or inaction which caused the Company or WFB to previously give the Executive notice under Section 1(c)(iv). For purposes of this Agreement, an act or omission on the part of the Executive shall be deemed “gross negligence” only if it was done by the Executive in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interests of the Company and WFB. In the event the Executive disputes the existence of Cause in connection with a termination of employment, no termination for Cause shall be effective in the absence of an affirmative vote of seventy-five percent (75%) of the members of the entire Board (disregarding any director who must abstain).

(d)     Change in Control. "Change in Control" shall mean the occurrence of any of the following events:

(i)     any transaction that would result and does result in the reorganization, merger or consolidation of the Company, with one or more other Persons, other than a transaction following which:

(A)     at least fifty-one percent (51%) of the equity ownership interests of the entity resulting from such transaction are Beneficially Owned by Persons who, immediately prior to such transaction, Beneficially Owned at least fifty-one percent (51%) of the outstanding equity ownership interests in the Company. For purposes of this Section 1(d), the term “Beneficially Owned” or "Beneficial Ownership" shall have the meaning ascribed to it under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, for purposes of this Section 1(d) and Section 1(n), the terms “Person” or “Persons” shall have the meaning ascribed to them under Sections 13(d) and 14(d) of the Exchange Act; and

(B)     at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are Beneficially Owned by Persons who, immediately prior to such transaction, Beneficially Owned at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the Company;

(ii)     the consummation of the sale or other disposition of all or substantially all of the assets of the Company, except for any such transaction which does not result in a Change in Control under Section 1(d)(v);

(iii)     an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any Person, immediately after which such Person has Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company's then outstanding Voting Securities;

(iv)     a complete liquidation or dissolution of the Company;

(v)     the occurrence of any event if, immediately following such event, members of the Board who belong to any of the following groups do not aggregate at least a majority of the Board:

(A)     individuals who were members of the Board on the Effective Date of this Agreement; or

(B)     individuals who first became members of the Board after the Effective Date of this Agreement but prior to such event either:

(1)     upon election to serve as a member of the Board by the affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first election; or

(2)     upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by the affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination; provided that such individual's election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board;

provided, however, in no event shall a "Change in Control" be deemed to have occurred as a result of any acquisition of securities or assets of the Company or a subsidiary of the Company, by the Company, any subsidiary of the Company or by any employee benefit plan maintained by the Company.

(e)     COBRA.  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)      Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(g)     Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

(h)    Disability. Termination by the Company or WFB of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Company or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System, in each case whether or not the Executive has applied for such benefits.

(i)     Equity Plans. “Equity Plans” shall mean all stock option, restricted stock and other equity plans of the Company, including the 2004 Stock Plan, the 2004 Employee Stock Purchase Plan and the 1997 Stock Option Plan.

(j)     Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control or WFB Change in Control based on:

(i)     Without the Executive's express written consent, (A) the assignment by the Company or WFB to the Executive of duties which are materially inconsistent with the Executive's primary positions, duties, powers, responsibilities and status with the Company or WFB immediately prior to a Change in Control or WFB Change in Control, (B) a material change in the Executive's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control or WFB Change in Control, or (C) removal of the Executive from, or failure to re-elect the Executive to, such material responsibilities, titles or offices, except in connection with the termination of the Executive's employment for Cause, Disability or Retirement, as a result of the Executive's death or by the Executive other than for Good Reason;

(ii)     Without the Executive's express written consent, a material reduction by the Company or WFB in the Executive's base salary as in effect immediately prior to the date of the Change in Control or WFB Change in Control;

(iii)     Without the Executive’s express written consent, a material reduction in the benefits potentially available to the Executive under the Company’s or any subsidiary’s incentive compensation plans as in effect immediately prior to the date of the Change in Control or WFB Change in Control;

(iv)     Without the Executive's express written consent, the failure by the Company or any Company subsidiary to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under the Company's or any subsidiary’s employee benefit, life insurance, medical, health and accident, or disability plans, programs or arrangements but specifically excluding all Equity Plans in which the Executive was participating, the taking of any action by the Company or any subsidiary which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any other material fringe benefits enjoyed by the Executive or the failure by the Company or any subsidiary to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company or any subsidiary in accordance with the Company's or any subsidiary’s normal vacation policy in place immediately prior to the Change of Control or WFB Change in Control; provided, however, that routine changes to such pans, programs, arrangements, fringe benefits or vacation policies that apply to similarly situated employees or to employees in general shall not constitute “Good Reason” for purposes of this Agreement;

(v)     Without the Executive’s express written consent, a change in the Executive's principal place of employment by a distance in excess of one hundred (100) miles from its location immediately prior to the Change in Control or WFB Change in Control;

(vi)     Any purported termination of the Executive's employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1(l); or

(vii)     The failure by the Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11.

(k)     IRS. IRS shall mean the Internal Revenue Service.

(l)      Notice of Termination. Any purported termination of the Executive's employment by the Company or WFB for any reason, including for Cause, Disability or Retirement, or by the Executive for any reason, including for Good Reason, shall be communicated by written "Notice of Termination" to the other party to this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company's or WFB’s termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 12.

(m)     Retirement. "Retirement" shall mean any termination of the Executive’s employment with the Company or WFB, either voluntarily or involuntarily, by the Executive or the Company or WFB after the Executive reaches age sixty-five (65).

(n)      WFB Change in Control. "WFB Change in Control" shall mean the occurrence of any of the following events:

(i)     any transaction that would result and does result in the sale or transfer to one or more other Persons of more than 51% of WFB’s credit card portfolio (excluding any transfers in connection with securitization transactions in the ordinary course of WFB’s business);

(ii)     any transaction that would result and does result in the reorganization, merger or consolidation of WFB, with one or more other Persons, other than a transaction following which:

(A)     at least fifty-one percent (51%) of the equity ownership interests of the entity resulting from such transaction are owned by the Company; and

(B)     at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are owned by the Company;

(iii)     the consummation of the sale or other disposition of all or substantially all of the assets of WFB, except where following the sale or other disposition:

(A)     at least fifty-one percent (51%) of the equity ownership interests of the entity receiving all or substantially all of the assets of WFB are owned by the Company; and

(B)     at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the entity receiving all or substantially all of the assets of WFB are owned by the Company; or

(iv)     a complete liquidation or dissolution of WFB;

provided, however, in no event shall a "WFB Change in Control" be deemed to have occurred as a result of any acquisition of securities or assets of WFB or a subsidiary of WFB by the Company, any subsidiary of the Company or by any employee benefit plan maintained by the Company.

2.     Benefits Upon Termination. If the Executive's employment by the Company or WFB is terminated within twenty-four (24) months after a Change in Control or WFB Change in Control by (i) the Company or WFB for any reason other than Cause, Disability, Retirement or the Executive's death or (ii) the Executive for Good Reason, then:

(a)     The Company shall pay to the Executive in a lump sum as of the Date of Termination (unless the Company and the Executive mutually agree upon an alternative form of payment) a cash severance amount equal to two (2) times the Executive's Annual Compensation;

(b)     The Company shall maintain and provide for, at no cost to the Executive, the continued participation of the Executive and the Executive’s dependants, if applicable, in group life insurance, health and accident insurance and disability insurance programs, but specifically excluding (i) all Equity Plans and (ii) incentive compensation awards included in Annual Compensation, that are offered by the Company in which the Executive or the Executive’s dependants participated immediately prior to the Date of Termination (collectively, the "Benefits"). Such continuation shall be for (A) the period of time that the Executive is eligible for continuation coverage under COBRA for all of the Benefits covered by COBRA and (B) a period of 2 years after the Date of Termination for all other Benefits; provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this Section 2(b) is barred by the underlying service provider or insurance carrier used by the Company to provide such benefits, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall arrange to either provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination or a cash amount equal to the amount paid by the Company for such benefits in the applicable preceding period, adjusted for any federal or state income taxes the Executive has to pay on the cash amount;

(c)     All unvested stock options, restricted stock or other equity interests of the Company issued to the Executive under the Equity Plans shall fully vest on the Date of Termination to the extent such options, restricted stock or other equity interests do not otherwise vest upon the Change of Control;

(d)     All unvested amounts of the Executive under the Company's existing Deferred Compensation Plan or any future deferred compensation plan(s) adopted by the Company shall fully vest and be paid on the Date of Termination; and

(e)     Section 7(b) (Development of Intellectual Property) of this Agreement and similar provisions (including non-competition and non-solicitation provisions but excluding confidentiality provisions) in other agreements between the Executive and the Company shall be terminated and of no further force and effect as of the Date of Termination, but Section 7(a) (Nondisclosure of Confidential Information) of this Agreement and similar confidentiality provisions in other agreements between the Executive and the Company shall remain in full force and effect after the Date of Termination.

3.     Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of the Executive as a result of a change in control (within the meaning of Section 280G of the Code) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3 (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(a)     Tax Opinion. Subject to the provisions of Section 3(b), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a big 4 accounting firm selected by the Company (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by the Executive unless it delivers to the Executive a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with the Executive's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on the Executive. All fees and expenses of the Tax Firm shall be paid by the Company. Within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Executive or the Company, the Tax Firm shall make all determinations required under this Section 3, shall provide to the Company and the Executive a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to the Executive. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Executive within fifteen (15) days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section 3, any determination by the Tax Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Tax Firm under this Section 3, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made under this Section 3. In the event that it is ultimately determined in accordance with the procedures set forth in Section 3(b) that the Executive is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In determining the reasonableness of Tax Firm's determinations under this Section 3, and the effect thereof, the Executive shall be provided a reasonable opportunity to review such determinations with the Tax Firm and the Executive's tax counsel.

(b)     Notice of IRS Claim. The Executive shall notify the Company in writing of any claims by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) calendar days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Executive to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this Section 3 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall do all of the following:

(i)                 provide the Company with any information reasonably requested by the Company relating to such claim;

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(iii)     cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)     if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 3, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Section 3 and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)     Right to Tax Refund. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 3(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon net of any taxes paid by the Executive). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(b), a determination is made that the Executive is not entitled to a refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of the forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.     Mitigation; Exclusivity of Benefits.

(a)     The Executive shall not be required to mitigate the amount of any benefits under this Agreement by seeking other employment or otherwise. The amount of severance to be provided pursuant to Section 2 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)     The specific arrangements referred to in this Agreement are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Company or WFB pursuant to employee benefit plans of the Company or otherwise.

5.     Withholding. All payments required to be made by the Company under this Agreement to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.     Nature of Employment and Obligations.

(a)     Nothing contained in this Agreement shall be deemed to create other than a terminable at will employment relationship between the Company and the Executive or WFB and the Executive, and the Company or WFB may terminate the Executive's employment at any time, subject to providing any payments specified in this Agreement in accordance with the terms of this Agreement.

(b)     Nothing contained in this Agreement shall create or require the Company to create a trust of any kind to fund any benefits which may be payable under this Agreement, and to the extent that the Executive acquires a right to receive benefits from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.     Proprietary Information. The parties agree to the protection of the Company’s proprietary information as follows:

(a)     Nondisclosure of Confidential Information.

(i)     Access. The Executive acknowledges that employment with Company necessarily involves exposure to, familiarity with, and opportunity to learn highly sensitive, confidential and proprietary information of the Company and its subsidiaries, which may include information about products and services, markets, customers and prospective customers, vendors and suppliers, miscellaneous business relationships, investment products, pricing, billing and collection procedures, proprietary software and other intellectual property, financial and accounting data, personnel and compensation, data processing and communications, technical data, marketing strategies, research and development of new or improved products and services, and know-how regarding the business of the Company and its products and services (collectively referred to herein as “Confidential Information”).

(ii)    Valuable Asset. The Executive further acknowledges that the Confidential Information is a valuable, special and unique asset of the Company, such that the unauthorized disclosure or use by persons or entities outside the Company would cause irreparable damage to the business of the Company. Accordingly, the Executive agrees that during and after the Executive’s employment with the Company, until the Confidential Information becomes publicly known, the Executive shall not directly or indirectly disclose to any person or entity, use for any purpose or permit the exploitation, copying or summarizing of, any Confidential Information of the Company, except as specifically required in the proper performance of his duties for the Company.

(iii)     Duties. The Executive agrees to take all appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of the Confidential Information and to satisfy his obligations under this Agreement. Prior to lecturing or publishing articles which reference the Company and its business, the Executive will provide to an officer of the Company a copy of the material to be presented for the Company to review and approve in order to ensure that no Confidential Information is disclosed.

(iv)     Confidential Relationship. The Company considers its Confidential Information to constitute “trade secrets” which are protected from unauthorized disclosure under applicable law. However, whether or not the Confidential Information constitutes trade secrets, the Executive acknowledges and agrees that the Confidential Information is protected from unauthorized disclosure or use due to his covenants under this Section 7 and his fiduciary duties as an executive of the Company.

(v)     Return of Documents. The Executive acknowledges and agrees that the Confidential Information is and at all times shall remain the sole and exclusive property of the Company. Upon the termination of his employment with the Company or upon request by the Company, the Executive will promptly return to the Company in good condition all documents, data and records of any kind, whether in hardcopy or electronic form, which contain any Confidential Information or which were prepared based on Confidential Information, including any and all copies thereof, as well as all materials furnished to or acquired by the Executive during the course of the Executive’s employment with the Company.

(b)     Development of Intellectual Property.

(i)     Definition of Intellectual Property. As used in this Agreement, the term “Intellectual Property” shall include any inventions, technological innovations, discoveries, designs, formulas, know-how, processes, patents, trademarks, service marks, copyrights, computer software, ideas, creations, writings and other works of authorship, books, lectures, illustrations, photographs, scientific and mathematical models, improvements to all such property, and all recorded material defining, describing or illustrating all such property, whether in hardcopy or electronic form.

(ii)     The Company’s Rights in Intellectual Property. The Executive agrees that all right, title and interest of every kind and nature, whether now known or unknown, in and to any Intellectual Property invented, created, written, developed, conceived or produced by the Executive during the term of the Executive’s employment with the Company (i) whether using the Company’s equipment, supplies, facilities or Confidential Information, (ii) whether alone or jointly with others, and (iii) whether or not during normal working hours, that are within the scope of the Company’s actual or anticipated business operations or that relate to any of the Company’s actual or anticipated products or services shall be the exclusive property of the Company and the Executive hereby assigns to the Company all rights to such Intellectual Property without limitation or royalty. To the extent that any such Intellectual Property is copyrightable, it shall be deemed to be a “work for hire” within the meaning of the copyright laws. Consideration for such assignment is hereby acknowledged. The Executive will promptly and fully disclose to the Company any and all such Intellectual Property. The Executive agrees that any patent application filed by him within one year after termination of his employment is presumed to relate to an invention developed during the term of the Executive’s employment with the Company and thus is the exclusive property of the Company. As such, the Executive agrees to disclose to the Company all such patent applications. The Executive hereby consents and agrees that the Executive shall have no right, title, or interest of any kind or nature in or to any item of Intellectual Property, or in or to any results or proceeds from any Intellectual Property.

(iii)     Additional Actions. The Executive agrees to take all reasonably necessary actions to enable the Company to obtain and perfect its rights in the Intellectual Property, including assisting the Company in obtaining patents, copyrights, trademarks, service marks and similar protections in the United States and all foreign countries. The Executive further agrees to assist the Company in connection with any demands, reissues, oppositions, litigation, controversy or other actions involving any item of Intellectual Property. The Executive agrees to undertake the foregoing obligations both during and after the Executive’s employment with the Company, without charge, but at the Company’s expense with respect to the Executive’s reasonable out-of-pocket costs. The Executive further agrees that the Company may, in its sole discretion, keep such Intellectual Property as trade secrets, in which case the Executive will comply with the Confidential Information provisions in Section 7(a) above.

(c)     Enforcement. For purposes of this Section 7, the term "Company" shall include the Company and all of its subsidiaries. Each of the Company’s subsidiaries shall be an intended third party beneficiary of this Agreement and shall have the right to enforce the provisions of this Agreement against the Executive individually or collectively with any one or more of the other subsidiaries.

(d)     Equitable Relief. The Executive acknowledges and agrees that, by reason of the sensitive nature of the Confidential Information and Intellectual Property of the Company referred to in this Agreement, in addition to recovery of damages and any other legal relief to which the Company may be entitled in the event of the Executive’s violation of this Agreement, the Company shall also be entitled to equitable relief, including such injunctive relief as may be necessary to protect the interests of the Company in such Confidential Information and Intellectual Property and as may be necessary to specifically enforce the Executive’s obligations under this Agreement.

8.     Severability. The Executive and the Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable. The Executive and the Company further agree that, if any provision of this Agreement is determined to be unenforceable for any reason, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions of this Agreement.

9.     No Attachment.

(a)     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)     This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and their respective successors and permitted assigns.

10.     Assignability. The Company may assign this Agreement and its rights and obligations under this Agreement in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company under this Agreement as fully as if it had been originally made a party to this Agreement, but may not otherwise assign this Agreement or its rights and obligations under this Agreement. The Executive may not assign or transfer this Agreement or any rights or obligations under this Agreement.

11.     Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

Cabela's Incorporated
One Cabela Drive
Sidney, NE 69160
Attention: CEO

To the Executive:

Joseph M. Friebe
World's Foremost Bank
4800 NW 1st Street
Lincoln, NE 68521

12.     Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers of the Company as may be specifically designated by the Board or a committee of the Board to sign on the Company’s behalf. No waiver by any party to this Agreement at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Delaware.

14.     Remedies Cumulative. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy given under this Agreement or hereinafter existing at law or in equity.

15.     Construction. Any reference to any federal, state, local or foreign law, constitution, code, statute or ordinance shall be deemed to include all rules and regulations promulgated thereunder (by any governmental authority or otherwise), and any successor law, unless the context otherwise requires. “Including” means “including without limitation” and does not limit the preceding words or terms. The words “or” or “nor” are inclusive and include “and”. The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require. The parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16.     Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.     Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

20.     Entire Agreement. This Agreement, including the recitals to this Agreement, embodies the entire agreement between the Company and the Executive with respect to the matters agreed to in this Agreement. All prior agreements between the Company and the Executive with respect to the matters agreed to in this Agreement, including the Original Agreement, are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

CABELA'S INCORPORATED, a Delaware corporation

By:	/s/ Dennis Highby
Dennis Highby, President and CEO

/s/ Joseph M. Friebe
Joseph M. Friebe

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